PART II – OFFERING CIRCULAR

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

MEDIVIE USA INC.

11319 Maple Street

Los Alamitos, California 90720

info@medivie.com

Maximum Offering $10,000,000

The offering provides for 2,000,000 shares of common stock at $5 per share.

One can purchase single individual share at $5 per share.

Pursuant to this offering circular (the “Offering Circular”), we are offering a maximum of 2,000,000 shares of our common stock at $5 per share (the “Shares”), on a “best efforts” basis (the “Offering”). The Offering may continue until the earlier of twelve months from the date this Offering is declared effective by the Securities and Exchange Commission (which date may be extended at our option) or the date when all Shares have been sold.

It is anticipated that the initial closing will occur after the Offering Circular is declared qualified by the Securities and Exchange Commission. Thereafter, we may hold additional “rolling closings” at such time and place, and on such date or dates, as we may determine at our discretion. Prospective purchasers of the Shares should carefully consider the risk factors referred to in this Offering Circular before making an investment in the Shares (See “Risk Factors” on Page 9).

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 9 OF THIS OFFERING CIRCULAR THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Price to Public (1)	Underwriting Discounts and Commissions (2)	Proceeds to the Company		Proceeds to Other Persons

Per Share	$5.00	$0	$5.00		$0

Total Maximum	$10,000,000	$0	$6,700,000	(3)	$3,000,000

(1)	The Shares are offered in denominations of $5.00 and any even multiple thereof. The minimum subscription is $5.00.
(2)	There is no underwriter for the securities offered by this Offering Circular. The Company intends to sell the securities itself in its capacity as issuer; however, the Company reserves the right to use the services of a placement agent. In the event such services are sought, the fee for such services will be up to 8% in cash and/or common stock of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in cash, such fees would total $800,000.

(3)	Ancillary fees, such as legal and auditor’s fees associated with the offering will be approximately $300,000. In the event the Maximum Offering is sold through the services of a placement agent or registered representatives as described in footnote (2) above, and the fee for such services is paid entirely in cash, the net proceeds to the Company would be $5,900,000.

We are providing the disclosure in the format prescribed by Part II of Form 1-A.

The date of this Preliminary Offering Circular is August 3, 2016

Prepared By:

Sunny Barkats, Esq.

JSBarkats, PLLC

18 East 41st Street, 14th Floor

New York, NY 10017

P: (646) 502-7001

F: (646) 607-5544

www.JSBarkats.com

IMPORTANT INVESTOR NOTICES

PROSPECTIVE INVESTORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR AS INVESTMENT, LEGAL, BUSINESS OR TAX ADVICE. EACH INVESTOR SHOULD CONTACT HIS OR HER OWN ADVISORS REGARDING THE APPROPRIATENESS OF THIS INVESTMENT AND THE TAX CONSEQUENCES THEREOF WHICH MAY DIFFER DEPENDING ON AN INVESTOR’S PARTICULAR FINANCIAL SITUATION. IN NO EVENT SHOULD THIS OFFERING CIRCULAR BE DEEMED TO BE CONSIDERED TAX ADVICE PROVIDED BY US.

The information contained in this Offering Circular is as of the date set forth on the cover page, and delivery of this Offering Circular at any time does not imply that the information contained herein is correct as of any date subsequent to the date set forth on the cover page.

The Company reserves the right to reject any offering for equity or to terminate, at any time, the solicitation or indications of interest in investing in the opportunity or the further participation in the investigation and proposal process by any party. Finally, the Company reserves the right to modify, at any time, any procedures related to such process without assigning any reason therefore.

We are not a reporting company under the federal securities laws. We do not intend to furnish to our security holders annual reports containing financial statements that have been audited by independent public accountants, unless required to do so after this Offering is declared qualified by the Securities and Exchange Commission.

Inquiries

For additional information regarding Medivie USA Inc. please contact:

Benjamin Rael-Brook: benjamin@medivieUSA.com; Tel.: (919) 405-1539

Joshua Rurka: josh@medivieUSA.com; Tel.: (919) 405-1539

Contact our attorneys at JSBarkats, PLLC located at 18 East 41st Street, 14th Fl., New York, NY 10017 or via email sbarkats@jsbarkats.com

OFFERING SUMMARY

This Offering Summary highlights information contained in other parts of this Offering Circular and is not a complete detailed description of the terms of the investment. Because it is a summary, it does not contain all of the information that you should consider before investing in the Offering. For a more complete understanding of this Offering Circular, you should read this entire document carefully, including information concerning the Company, the securities being offered through this Offering, and the information set forth under the heading “Risk Factors” starting on page 9.

The Company:	Medivie USA Inc. is a Nevada corporation (the “Company”, “Medivie”, “we”, “us”, or “our”) focused on developing innovative oral devices that provide solutions in the fields of birth, migraines, chronic pains, Alzheimer, Fibromyalgia and ADHD. The Company`s business activities are directed, controlled and coordinated from its principal office in Los Alamitos, CA.

Offering:

A minimum subscription is one Share. The total maximum offering is 2,000,000 Shares (the “Maximum Offering), at $5 per share for an aggregate maximum capital raise of up to $10,000,000.

The Company intends to sell the Shares itself in its capacity as issuer. However, the Company reserves the right to offer non-exclusive finder’s fees to placement agents for a fee of up to 8% in cash and/or securities for the subscriptions identified as being provide by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in securities, 160,000 Shares could be issued as payment to such placement agent, resulting in further dilution by such amount.

The issuance and sale of the Shares is being made in reliance upon Section 3(b) of the Securities Act, and in reliance on applicable registration, or exemptions from registration, provisions under certain state securities laws.

Ownership of the Company:

Assuming the sale of all of the Shares in the Offering, the purchasers in the Offering will beneficially own an aggregate of approximately 10% of the Company’s outstanding common stock on a fully diluted basis, following the Offering.

In the event the Company relies on a placement agent for this Offering, any portion or all of the Offering could be diluted by up to an additional 8% granted to such placement agent, for the identifiable capital raised by the FINRA registered representative.

Board Composition:	The Company’s Board of Directors is composed of Joshua Rurka and Benjamin Rael-Brook.

Closing:	It is anticipated that the initial closing will occur after the Offering Circular is declared qualified by the Securities and Exchange Commission (the “SEC” or “Commission”). Thereafter, the Company may hold additional “rolling closings” at such time and place, and on such date or dates, as the Company may determine at its own discretion (each such date being sometimes referred to herein as a “Closing Date”).

Use of Proceeds:	The Company anticipates net proceeds of the Offering, after payment of estimated costs and expenses associated with the Offering, of approximately $6,700,000 if the Maximum Offering is sold. The Company plans to use the proceeds of the Offering to distribute and market, and may manufacture in the future, its Laboraide product and other products and for general corporate and working capital purposes. However, in the event the Company uses the services of a placement agent, the fee for such services will be up to 8% in cash and/or securities of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in cash, net proceeds to the Company would be $5,900,000.

Subscription Documents:	To subscribe for Shares, any individual qualified in the state of this Offering is provided for subscriber must complete, execute, and return to the Company the Subscription Agreement, which contain certain representations, covenants, warranties, and undertakings, all of which should be carefully considered by the subscriber before execution. A qualified subscriber should also send payment by a wire transfer ACH or certified check payable to “Medivie USA Inc.,” to the Company`s escrow account established for the Offering and held by VStock Transfer as its escrow agent in an amount equal to the purchase price for the Shares subscribed. All commitments shall be signed, but no wire needs to be transferred until a binding notice of closing is emailed to the investor.

Investor Suitability:	The Company reserves the right, in its sole discretion, for any reason or for no reason, to reject any potential subscriber and/or to limit the amount of Shares sold to any subscriber in this Offering.

Acceptance of Rejection of Subscriptions:	Subscription Agreements are not binding on the Company until accepted by the Company. If we reject all or a portion of any subscription, we will return to the prospective subscriber all, or the appropriate portion, of the amount submitted with such prospective investor’s subscription, without interest or deduction. After all refunds have been made, the Company and its directors, officers and a counsel will have no further liability to subscribers.

Marketing:

There is no underwriter for the securities offered by this Offering Circular. The Company intends to sell the securities itself in its capacity as issuer; however, the Company reserves the right to use the services of a placement agent. In the event such services are sought, the fee for such services will be up to 8% in cash and/or securities of the subscriptions identified as being provided by such placement agent.

“Crowdfondue.com” will act as the Company’s agent to coordinate marketing efforts.

Termination of Offering:	If the Offering is terminated or withdrawn, the Company will return to subscribers the subscription amounts held in the Company`s bank account, without interest or deduction therefrom.

Risk Factors:	Investing in our Shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. To the extent that any statements made in this Offering Circular or any supplement containing information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in the section entitled “Risk Factors” and include, without limitation: our limited operating history; our ability to raise additional capital to finance our activities; the outcome of this Offering and legal and regulatory risks associated therewith; the ability to comply with regulatory requirements; the seeking or enforceability or value of joint development, licensing, distribution, collaboration agreements with other service or vendor companies; the ability to protect intellectual property and proprietary information; the period of time for which the proceeds of the Offering will enable us to fund our operations; general economic and business conditions; volatility of our operating results and financial condition; and other various risks.

Information regarding market and industry statistics contained in this Offering Circular is included based on available information that the Company believes is accurate. The Company has not, and will not, review or include data in the Offering Circular or any supplement from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Offering Circular or any supplement. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue, and market acceptance of products and services. The Company urges prospective investors to do their own research regarding the potential market for the Company’s products in development. The Company undertakes no obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

RISK FACTORS

The investment opportunity offered in this document may not be suitable for all recipients of this document. Prior to investing, investors are advised to consult professional advisers who specialize in advising on investments of this nature.

This section “Risk Factors” contains what the Company believes to be the principal risk factors associated with an investment in the Company. In addition to the other information contained in this document, these risk factors should be considered carefully in evaluating whether to make an investment in the Company. If any of the following risks, which are not exhaustive, were to materialize, the Company’s business, financial condition, results or future operations could be materially adversely affected. Additional risks and uncertainties not presently known to the Company, or which the Company currently deem immaterial, may also have an adverse effect on the Company. Prospective investors should carefully consider the other information in this document. The risks listed below do not necessarily comprise all the risks associated with an investment in the Company and are not set out in any order of priority.

Risks Related to the Company

The Company operates in a competitive environment.

The Company may have competitors in the future. Potential competitors may have longer operating histories, greater name recognition, more employees, and significantly greater financial, technical, marketing, public relations and distribution resources than the Company. The competitive environment may require the Company to make changes in the Company’s products, pricing, licensing, services or marketing to maintain and extend the Company’s current brand and technology. Price concessions or the emergence of other pricing or distribution strategies of competitors may diminish the Company’s revenues, impact the Company’s margins, or lead to a reduction in the Company’s market share, any of which will harm the Company’s business.

The Company needs to address the primary factors in the industry to be successful.

The Company believes that the primary factors in the oral devices industry markets include:

•	the quality and reliability of such distribution channels;

•	access to distribution channels necessary to achieve broad distribution and use of products;

•	the availability for the sales through Internet;

•	access to and protection of the necessary intellectual property rights;

•	the difficulty in forecasting customer preferences or demand accurately;

•	the inability to expand production capacity to meet demand for new products;

•	the inability to successfully manage the interoperability and transition from older products;

•	the impact of customers’ demand for new products on the products being replaced, thereby causing a decline in sales of existing products and an excessive, obsolete supply of inventory;

•	delays in initial shipments of new products;

•	delays in sales caused by the desire of customers to evaluate new products for extended periods of time; and

•	access to capital to develop its new products.

The Company’s failure to adequately address any of the above factors could harm the Company’s business strategy and operating results.

We are an early stage development company, have limited operating history and face many of the risks and difficulties frequently encountered by development stage companies.

We have no operating history, and to date, our efforts have been focused primarily on the development and marketing of our business model. We have limited operating history for investors to evaluate the potential of our business development in the U.S. We have not extensively built our customer base or our brand name. In addition, we also face many of the risks and difficulties inherent in gaining market share as a new company, including:

•	increasing awareness of our brand name;

•	meeting customer demand and standards;

•	attaining customer loyalty;

•	developing and upgrading our product offerings;

•	implementing our advertising and marketing plan;

•	maintaining our current strategic relationships and developing new strategic relationships;

•	responding effectively to competitive pressures; and

•	attracting, retaining and motivating qualified personnel.

Our future will depend on our continued ability to bring our products to the marketplace, which requires careful planning to provide a product that meets customer standards without incurring unnecessary cost and expense.

The Company has no operating history and expects to incur operating losses. The Company has no sales and has generated zero revenue as of the date of this Offering Circular.

The Company has no operating history upon which an evaluation of the Company`s business can be based. Further, the Company expects to incur substantial operating losses. The Company’s continued existence is dependent upon the Company’s ability to generate profitable operations and to secure the necessary financing to fund the Company’s future operations. The likelihood of the Company’s future success must be considered in light of the Company’s lack of operating history and the Company’s expectation of continued operating losses, as well as the problems, expenses, difficulties, risks and complications frequently encountered in connection with similarly situated companies. There can be no assurance that the Company’s future revenues, if any, will ever be significant or that the Company’s operations will ever be profitable.

The Company’s quarterly financial results may fluctuate significantly. The Company expects its quarterly revenues, expenses and operating results to fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company’s control. These factors include:

•	the number of customers;

•	the Company’s ability to establish and strengthen brand awareness;

•	the Company’s success, and the success of its strategic partners, in marketing the Company’s products and services;

•	the amount and timing of the costs relating to marketing efforts or other initiatives;

•	the timing of contracts with strategic partners and other parties;

•	fees the Company may pay for distribution, service agreements and promotional arrangements or other costs the Company incurs as it expands operations;

•	ability to sell the products over the Internet;

•	the Company’s ability to compete in a highly competitive market, and the introduction of new sites and services by the Company or its competitors; and

•	economic conditions specific to the oral devices industry and general economic conditions.

In addition, in an attempt to enhance its long-term competitive position, the Company may from time to time, make decisions regarding pricing, marketing, services and technology that could have a near-term material adverse effect on its business, financial condition and operating results. Due to the foregoing factors, the Company believes that quarter-to-quarter comparisons of its operating results are not a good indication of its future performance.

The Company’s financial projections contained in the Offering Circular are subject to a high degree of uncertainty.

The Company’s financial projections contained in the Offering Circular were prepared by the Company and are subject to a high degree of uncertainty. The Company’s financial projects are based upon estimates of future events and circumstances that may or may not ultimately prove to be true or accurate. The estimates and assumptions underlying the Company’s projections are subject to significant economic and competitive uncertainties and contingencies, many or all of which are beyond the Company’s control. The Company can make no representation or warranty as to the accuracy of these assumptions. The Company’s financial projections have not been prepared or reviewed by independent auditors or accountants. There can be no assurance that the Company’s projections will or can be realized and actual results may differ materially from those set forth in the Company’s projections. Because of the above limitations on these projections, investors are cautioned against placing undue reliance on them.

The implementation of the Company’s business strategy will require significant expenditure of capital and may require additional financing.

The implementation of the Company’s business strategy will require significant expenditures of capital, and the Company may require additional financing. Additional funds may be sought through equity or debt financings. The Company cannot offer any assurances that commitments for such financings will be obtained on favorable terms, if at all. As of the date of this Offering Circular, the Company has limited funds. Equity financings could result in dilution to stockholders and debt financing could result in the imposition of significant financial and operational restrictions on the Company. The Company’s inability to access adequate capital on acceptable terms could have a material adverse effect on the Company’s business, results of operations and financial condition.

If we fail to attract and retain highly skilled management and other personnel, our business, financial condition and results of operations may be harmed.

Our success has depended, and will continue to depend, in large part on our ability to attract and retain senior executives, key officer and other employees who possess extensive knowledge, experience and skill applicable to our business. While we strive to mitigate the negative impact associated with the loss of a key executive employee, officer and other employee an unsuccessful transition or loss could significantly disrupt our operations and have a material adverse effect on our business, financial condition or results of operations.

We are also dependent on training, motivating and managing our sales team that interact with our customers on a daily basis. Competition for these types of qualified employees is intense and the failure to attract, retain and property train qualified and motivated employees could result in decreased customer satisfaction, loss of customers, and lower sales.

Our future success is dependent, on the performance and continued service of Joshua Rurka and Benjamin Rael-Brook.

The Company depends on key personnel who may leave at any time. The Company’s success depends on Benjamin Rael-Brook the Chief Executive Officer, Secretary and Director of the Company and Mr. Joshua Rurka, the President, Treasurer and Director of the Company.

The Company does not maintain “key-man” life insurance policies.

Although the Company does not presently maintain “key-man” life insurance policies for any executive officer, the Company hopes to obtain a life insurance policy on the above-mentioned individuals as soon as practicable. No assurances can be made however that the Company will be able to obtain life insurance policies for such individuals on reasonable terms, or at all.

While no current lawsuits are filed against the Company, the possibility exists that a claim of some kind may be made in the future.

While no current lawsuits are filed against us, the possibility exists that a claim of some kind may be made in the future. While we will work to insure high product quality and accuracy in all marketing and labeling, no assurance can be given that some claims for damages will not arise.

The Company has arbitrarily determined the offering price for the Shares of our common stock.

The Company has arbitrarily determined the offering price for the Shares of its common stock, and it is discounted from a valuation obtained from an independent third party. There is currently no market for our Shares. The offering price for such Shares of common stock should not be considered an indication of the actual value of such Shares of common stock and is not based on the Company’s net worth or prior earnings. The Company cannot assure you that such Shares of common stock could be resold by you at the price you have paid or at any other price.

Establishing a new brand requires effective marketing and product placement which may take a long period of time and may not be successful.

Our principal business strategy is to develop our products as a respected brand within the industry in which they are sold. The marketing of consumer goods is highly dependent on creating favorable consumer perception. The Company has limited experience advertising and marketing its products. We have expended only approximately $200,000 to date with regard to marketing the Offering, and we intend to hire an advertising and public relations firm to represent us in the future. However, the Company may be unable to find the appropriate employees or consultants to assist with the commercialization of its products, build a suitable sales force, or enter into satisfactory marketing arrangements with third parties, and its sales and marketing efforts may be unsuccessful.

Competitors may have significantly greater advertising resources and experience and enjoy well-established brand names. There can be no assurance that our initial advertising and promotional activities will be successful in creating the desired consumer perception.

The Company may not successfully develop new products.

The Company’s growth depends on Medivie UK’s ability to develop leading edge oral devices at affordable price ranges. The Company’s business and operating results would be harmed if the Company fails to develop products that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. The Company may not timely and successfully identify, develop and market new product opportunities and could fail to obtain operating licenses. If the Company introduces new products, they may not attain broad market acceptance or contribute meaningfully to its revenues or profitability.

The Company has experienced development delays and cost overruns in its development efforts in the past and the Company may encounter such problems in the future. Delays and cost overruns could affect its ability to respond to technological changes. The Company’s products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, and reduced market acceptance of the products or lawsuits by customers.

The Company may not successfully manage its growth.

The Company cannot successfully implement its business model if the Company fails to manage its growth. The Company must rapidly and significantly expand its operations domestically and internationally and anticipate the need for further expansion to take advantage of market opportunities. Managing this substantial expansion will place a significant strain on the Company’s management, operational, and financial resources. If the Company’s growth accelerates, the Company will need to continue to improve its financial and managerial control and reporting systems and procedures.

The Company will have to implement new management information software systems.

The Company will have to implement new management information software systems. This will affect many aspects of its business, including its accounting, operations, electronic commerce, customer service, purchasing, and sales and marketing functions. The purchase, implementation and testing of these systems will result in significant capital expenditures and could disrupt its day-to-day operations. If these systems are not implemented as expected, its ability to provide products and services to its customers on a timely basis will suffer and delays in the recording and reporting of its operating results could occur.

The Company relies on third-party providers.

The Company will be dependent upon third-party service providers to develop, deliver and maintain certain aspects of its product and operations. The Company has limited control over these third parties. Any discontinuation of these third party services, or any reduction in performance that requires the Company to replace such services, would disrupt its business. In the event that these service providers are unable to operate to the Company’s satisfaction, it would be forced to seek other firms to provide these services. There can be no assurance that substitute providers would be available on reasonable terms, if at all. Such an occurrence would involve significant delay and expense and would have a material adverse effect on the Company’s business, prospects, results of operations and financial condition.

The Company could lose strategic relationships that are essential to its business.

The loss of certain current strategic relationships, the inability to find other strategic partners or the failure of the Company’s existing relationships to achieve meaningful positive results could harm the Company’s business. The Company intends to rely in part on strategic relationships to help it:

•	maximize adoption of the Company’s products through distribution arrangements;

•	increase the amount and type of data that can be processed to help boost the demand for the Company’s products and services;

•	enhance the Company’s brand;

•	expand the range of commercial activities based on the Company’s technology; and

•	increase the performance and utility of the Company’s products and services.

Many of these goals are beyond the Company’s expertise. The Company anticipates that the efforts of the Company’s strategic partners will become more important as the oral devices business matures. In addition, the efforts of the Company’s strategic partners may be unsuccessful. Furthermore, these strategic relationships may be terminated before the Company realizes any benefit.

Reliance on the Company’s strategic relationships, such as the Company’s right to market and distribute its products in the United States and Canada through the Toys “R” Us retail chain, is subject to speculation and should not be the basis of any decision to invest in the Offering.

The occurrence of natural disasters or acts of violence or terrorism could adversely affect our operations and financial performance.

The occurrence of natural disasters or acts of violence or terrorism could result in physical damage to our properties, the temporary closure of stores or distribution centers, the temporary lack of an adequate work force, the temporary or long-term disruption in the supply of products (or a substantial increase in the cost of those products) from domestic or foreign suppliers, the temporary disruption in the delivery of goods to our distribution centers (or a substantial increase in the cost of those deliveries), the temporary reduction in the availability of products in our stores, and/or the temporary reduction in visits to stores by customers. If one or more natural disasters or acts of violence or terrorism were to impact our business, we could, among other things, incur significantly higher costs and longer lead times associated with distributing products. Furthermore, insurance costs associated with our business may rise significantly in the event of a large scale natural disaster or act of violence or terrorism.

The Company’s products are new and its industry is evolving.

The Company’s products are new and its industry is evolving. You should consider the Company’s prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development. To be successful in this market, the Company must, among other things:

•	develop and introduce functional and attractive product offerings;

•	establish and maintain strategic relationships with distribution partners;

•	establish and maintain relationships with sponsors and with advertisers;

•	build an operations structure to support the Company business; and

•	attract, retain and motivate qualified personnel.

The Company cannot guarantee that it will succeed in achieving these goals, and its failure to do so would have a material adverse effect on its business, prospects, financial condition and operating results. The Company’s products may need to be improved. The Company is not certain that these products and services will be competitive enough to please consumers as anticipated or be desirable to its intended market and customer base.

Risks Related to Our Common Stock

You may experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 500,000,000 shares of common stock, par value $0.00001, and 10,000,000 shares of preferred stock, par value $0.00001.

We may also issue additional shares of our common or preferred stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants.

There is no assurance of a public market or that our common stock will ever trade on a recognized exchange, therefore, you may be unable to liquidate your investment.

There is no established public trading market for our common stock. Our Shares are not and have not been listed or quoted on any exchange or quotation system. There is no public market for the offered securities and there can be no assurances that there will be a public trading market in the future. In the absence of a trading market, an investor may be unable to liquidate his or her investment, despite that the Shares are freely tradeable.

We do not expect to pay dividends for the foreseeable future, which could result in no return on your investment.

We have never declared or paid cash dividends on our common stock. We currently intend to retain our earnings, if any, to provide funds for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Company’s Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors of our operations.

DILUTION

The Company has obtained from an independent third party a valuation of $121,400,000, and management believes that such valuation is an accurate indication of the Company’s value. However, in order to attract investors to the Offering and to reflect that there is currently no liquidity in, or trading market for, the Shares, the Shares are being offering at a discounted valuation of $100,000,000.

Offering price per Share	$5.00

Actual net tangible book value before the Offering	$121,400,000

Number of Shares outstanding before the Offering	$18,000,000

Actual net tangible book value per Share before the Offering	$6.74

Pro-forma net tangible book value, as adjusted to give effect to this Offering	$129,200,000

Pro-forma net tangible book value per Share as adjusted to give effect to this Offering	$6.66

Dilution per Share to purchasers in this Offering	$-1.66

New Shares issued in this Offering (1)	1,400,000
New Shares that may be issued as payment for placement agent (2)	160,000
Total New Issued Shares	1,560,000

(1)	Assumes a Maximum Offering of 2,000,000 Shares, 600,000 of which will be sold by the existing shareholders.
(2)	The Company reserves the right to offer non-exclusive finder’s fees to placement agents for a fee of up to 8% in cash and/or securities of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in securities, 160,000 Shares could be issued as payment to such placement agent, resulting in 1,560,000 total aggregate Shares outstanding, after giving effect to the Offering (assuming 600,000 Shares of common stock will be sold in the Offering by selling stockholders).

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, on a maximum offering basis:

Maximum Offering:

	Shares Purchased		Total Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders (1)	18,000,000	90%	$260,000	2.5%	$0.014445
New investors	2,000,000	10%	$10,000,000	97.5%	$5.00
Total with selling stockholders (2)	20,000,000	100.0%	$10,260,000	100.0%	$0.51

(1)	Shares offered by existing Shareholders will be up to 600,000 Shares but in no case more than 30 percent of the Shares sold.
(2)

In the event the Company uses the services of a placement agent in the Offering, the fee for such services will be up to 8% in cash and/or securities of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in securities, 160,000 Shares of common stock could be issued as payment to such placement agent, resulting in 1,560,000 total aggregate Shares outstanding, after giving effect to the Offering (assuming 600,000 Shares of common stock will be sold in the Offering by selling stockholders).

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

The Company is offering a maximum of 2,000,000 Shares of common stock on a “best efforts” basis. The Offering may continue until the earlier of twelve months from the date this Offering is declared qualified by the Securities and Exchange Commission (which date may be extended at our option) or the date when all Shares have been sold.

There is no underwriter for the securities offered by this Offering Circular. The Company intends to sell the securities itself in its capacity as issuer; however, the Company reserves the right to use the services of a placement agent. In the event the Company uses the services of a placement agent in the Offering, the fee for such services will be up to 8% in cash and/or securities of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in securities, 160,000 Shares could be issued as payment to such placement agent, resulting in 1,560,000 total aggregate Shares outstanding, after giving effect to the Offering (assuming 600,000 Shares of common stock will be sold in the Offering by existing shareholders).

Subscription Agreements are not binding on the Company until accepted by the Company. If we reject all or a portion of any subscription, we will return to the prospective subscriber all, or the appropriate portion, of the amount submitted with such prospective investor’s subscription, without interest or deduction. After all refunds have been made, the Company and its directors, officers and a counsel will have no further liability to subscribers.

Selling stockholders:

Name	Amount owned prior to the Offering	Amount offered		Amount to be owned after the Offering
Medivie U.K.	16,200,000	450,000	[1]	15,750,000
CrowdFondue Inc.	1,800,000	150,000	[2]	1,650,000
TOTAL	18,000,000	600,000	[3]	17,400,000

1) Medivie U.K. can resell up to 450,000 Shares, but in no case will the amount of Shares resold be more than 22.5% of the Total Amount raised under this Offering.

2) CrowdFondue Inc. can resell up to 150,000 Shares, but in no case will the amount of Shares resold be more than 7.5% of the Total Amount raised under this Offering.

3) 600,000 Shares represent 30% of the Maximum Offering.

Investor Suitability. To subscribe to purchase the Shares, a prospective investor must complete, execute, and return to the Company a subscription agreement, which contain certain representations, covenants, warranties, and undertakings, all of which should be carefully considered by the subscriber before execution. A qualified subscriber should arrange for payment in an amount equal to the purchase price for the Shares subscribed, pursuant to the terms of the subscription agreement.

The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitations set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, as amended, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% if the greater of the investor’s annual income or net worth, in the case of an investor who is not natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The investment limitation does not apply to accredited investors, as that term is defined in Regulation D of Rule 501 under the Securities Act of 1933, as amended. An individual is an accredited investor if he/she meets one of the following criteria:

•	a natural person whose individual net worth, or joint net worth with the such individual’s spouse, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth; or

•	a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

An entity other than a natural person is an accredited investor if it falls within one of the following categories:

•	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment advisor; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is self-directed plan whose investment decisions are made solely by accredited investors;

•	a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

•	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D; or

•	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies and registered investment companies.

USE OF PROCEEDS

We estimate that, at a per share price of $5, the net proceeds from the sale of the 2,000,000 Shares in the Maximum Offering will be (i) approximately $6,700,000 to the Company, for the sale of 1,400,000 Shares and after deducting the estimated offering expenses of approximately $300,000 and (ii) $3,000,000 to the selling stockholders for the resale of 600,000 Shares. The Company reserves the right to offer non-exclusive finder’s fees to placement agents for a fee of up to 8% in cash and/or securities of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in cash, the fee for such services would be $800,000, resulting in net proceeds to the Company of $5,900,000.

The net proceeds of this Offering received by the Company will be used primarily to fund the manufacturing and marketing of our Laboraide products including the hiring of employees for our expansion to the U.S. markets as well as for general corporate purposes.  While we currently intend to use the proceeds of this Offering substantially in the manner set forth below, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable.

Accordingly, we expect to use the net proceeds approximately as follows in 2016 and 2017:

	Maximum Offering
	Amount	Percentage
Cost of Sales	$1,200,000	17.9%
General & Administrative	$2,000,000	29.9%
Marketing & Sales	$2,200,000	32.8%
Other	$600,000	9.0%
Operating Expenses	$700,000	10.4%

TOTAL	$6,700,000	100.0%

* (1) There is no underwriter for the securities offered by this Offering Circular. The Company intends to sell the securities itself in its capacity as issuer; however, the Company reserves the right to use the services of a placement agent. In the event such services are sought, the fee for such services will be up to 8% in cash and/or securities of the subscriptions provided by such placement agent. If the Maximum Offering is sold through such services, and the fee is paid entirely in cash, proceeds to the Company would be $5,900,000.

DESCRIPTION OF BUSINESS

Executive Summary

Medivie USA Inc., a Nevada corporation, is an early stage development company. We (Medivie USA Inc.) are involved in marketing and distributing Laboraide products in the U.S. and Canada. We signed a licensing agreement for exclusive patent and trademark rights with Medivie UK Limited (“Medivie UK”). Medivie UK and its parent company Medivie Therapeutic Limited, an Israeli public company (“Medivie Israel” and together with Medivie USA Inc. and Medivie UK, the “Medivie Group”).

The Medivie Group specializes in the development and marketing of oral support devices in several fields, mainly for the childbirth field with the development of “Laboraide”, a drug - free oral device. The Laboraide is used for the reduction of emergency vacuum and emergency C-sections (Caesarean sections) and the reduction of pain sensation during labor.

Medivie USA Inc. is the exclusive and perpetual license to develop and market in the United States and Canada all products developed and created by the Medivie Group, as well as the right to manufacture.

We are seeking to raise $10,000,000 for marketing and penetration, in the U.S. and Canada markets.

The Company`s business activities, are directed, controlled and coordinated from its office in Los Alamitos, CA, from which all financial, business and sales decisions are made.

Company Overview

We specialize in the marketing and sales of oral devices in the following areas:

▪	Birth - Currently in the marketing stage: Laboraide is an oral device in the form of a pleasant cushion and, when placed between the woman's lower and upper jaw during birth, keeps the airways open, increases oxygen flow and relieves tension in the jaws, which decreases the risk of urgent operative intervention and eases pain.

▪	Migraines - Future development: Medivie Group is working on the development of a unique oral device based on the existing company’s IP which allows the relaxation of the head muscles prevents the contraction of jaw muscles and increases the flow of blood to the brain for preventing and easing migraines.

USA Market Size

▪	Number of births: 3,932,181
▪	The number of registered births in the United States for 2013 was 3,932,181, less than 1% fewer births than in 2012 since 2007, the number of births has declined, but the pace of decline has slowed since 2010.
▪	Laboraide device`s potential market size is approximately 4 million births per annum.

Product Description

•	Laboraide is an oral device in the form of a cushion, which is placed between the woman's lower and upper jaw during birth, allowing the relaxation of the jaw, neck and head muscles through the flow of oxygen to the muscles, decreasing the risk of urgent C-section and vacuum intervention and relief pain during labor.

Product features:

✓	Relieves tension in the jaws;
✓	Increases the strength of the abdominal muscles;
✓	Enables effective pushing;
✓	Lowers stress, reduces pain.

HOW IT WORKS

Clinical Study

▪	In 2014-2015, Belinson Hospital, one of Israel’s largest hospitals, conducted a clinical study, examining the impact of using Laboraide during the second stage of labor (known as the pushing stage).
▪	The maximal length of the second stage is 3 hours, after which the necessity of obstetrical intervention arises.
▪	The study demonstrated a major decrease in the need for obstetrical intervention in the second stage of labor.

Clinical Results

▪	Reduction in the surpassing of the maximal 3 hours’ limit: reduction in the rate of women surpassing the limit of 3 hours pushing stage from 24.5% to 8.6%, which leads to less likelihood of maternal and neonatal morbidities.
▪	Reduction of Cesarean Section: reduction in the rate of emergency cesarean sections from 6.4% to 1.2% as a result of the baby getting stuck in the birth canal.
▪	Reduction of Vacuum Deliveries: reduction in the rate of operative vaginal delivery (Vacuum) from 28.2% to 12.3%.

Regulation & Certificates

Marketing & Distribution

End Customers

At all different stages of pregnancy, women are educated for both their pregnancy and labor process through different kinds of platforms. Such platforms involve the Prenatal Courses, Doulas & Nurses and professional literature, both, through books and online. We identify those platforms for marketing education and sales.

Strategic Partnership

Our marketing model is creating strategic partnerships with leading distribution companies in the U.S., such as Toys “R” Us. Medivie U.K. signed a distribution agreement with Toys “R” Us, a Delaware company, as the seller for Medivie products, through all forms of purchase orders. All the distribution to Toys “R” Us has been assigned to and will be conducted by Medivie USA.

Products under development

Migrainaide, an oral device to prevent & relieve migraine attacks.

▪	Scientific studies indicate that using an oral device to treat migraines releases the jaw and skull muscles, improves blood flow to the brain, thereby helping to prevent and reduce intensity levels of migraine attacks.
▪	Medivie has initiated the development of Migrainaide, oral device, designed to:
•	Prevent the development of migraine attacks
•	Reduce the pain intensity
▪	The product structure will enable optimal use for the user both as a prophylactic measure and as an analgesic during migraine attacks.

Migrainaide will be composed of material which enables comfortable use for long periods.

Industry Overview – Migraines

▪	A Migraine is a complex neurological medical condition characterized by a severe headache. The headache is often accompanied by nausea, vomiting, and extreme sensitivity to light and sound.
▪	Given their hormonal fluctuation, women are more susceptible to have a migraine than men.
▪	About 12% of the world’s adult population suffers from migraines. Existing treatment methods offer effective relief to about 60% of suffering patients.
▪	Anti-migraine drugs are the therapeutic agents to be used against a migraine. Treatment includes painkillers, anti-inflammatory painkillers, anti-sickness medicines, and triptan medicines.
▪	The most common treatment is medication, yet this treatment is not effective for all those who suffer.

Start of sales: We believe that we will begin sales of Laboraide in the fourth quarter of 2016.

Price Range: Determining the selling price for the Medivie device took into account different selling prices to pharmacy chains and big distributors (Like Babies"R"Us) and online sales. In order to penetrate the market and encourage the use, selling price was set at a price range of
$20 - $55.

Market Share: We assume initial sales in the U.S., as our main market. Thereafter, marketing efforts will be directed to Canada. We assume market share to be 7.2% in 2020.

Projections

Revenues

Units Sold		2016	2017	2018	2019	2020

Laiboraide & FeedAide Market Size	USA Birth Market Size	1,989,778	3,995,474	4,011,456	4,027,502	4,043,612
	Growth Rate	0.40%	0.40%	0.40%	0.40%	0.40%

MigrainAide Market Size	USA Population	322,762,018	325,247,286	327,751,690	330,275,378	332,818,498
	Growth Rate	0.77%	0.77%	0.77%	0.77%	0.77%
	Migraine Market (12% of Americans)	38,731,442	39,029,674	39,330,203	39,633,045	39,938,220

Penetration Rate	Overall	0.5%	1.8%	3.6%	5.4%	7.2%

	Total Laiboraide Units Sold	9,949	71,919	144,412	217,485	291,140
	Total Feedaide Units Sold		25,171	108,309	217,485	291,140
	Total MigraineAide Units Sold			196,651	713,395	1,437,776
	Canadian market			50,749	129,985	229,175
	Combined Units Sold	9,949	97,090	500,122	1,278,350	2,249,231

Customer Split	Online and Hospitals	15.0%	20.0%	30.0%	35.0%	40.0%
	Pharma Chains and Others	85.0%	80.0%	70.0%	65.0%	60.0%

Unit Price	Online and Hospitals	$55	$55	$55	$55	$55
	Pharma Chains and Others	$20	$20	$20	$20	$20

	Online and Hospitals Revenue	$82,078	$1,067,990	$8,252,015	$24,608,242	$49,483,086
	Pharma Chains and Others - Revenue	$169,131	$1,553,440	$7,001,710	$16,618,553	$26,990,774

	Total Revenue	$251,209	$2,621,431	$15,253,724	$41,226,795	$76,473,860

Expenses

	Cost of Goods Sold, per unit	$5.50	$4.50	$3.50	$3.20	$3.00

	Commission (Hospital Fee)	20%	20%	20%	20%	20%

	Shipping, Insurance, etc	1.0%	1.0%	1.0%	1.0%	1.0%

	Total Cost of Goods Sold	$73,647	$676,717	$3,553,368	$9,424,637	$17,409,049

DESCRIPTION OF PROPERTY

Our principal executive office is located at 11319 Maple Street, Los Alamitos, California 90720. All of our executive, sales, financial, accounting and marketing activities are directed, controlled and coordinated from this office by our management team. We believe that our Los Alamitos, CA office is adequate for our present needs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this Offering Circular. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this Offering Circular for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Medivie USA Inc., a Nevada corporation, is an early stage development company. We (Medivie USA Inc.), through an exclusive, perpetual licensing agreement, are involved in marketing and distributing in the United States and Canada the Laboraide product, a drug-free oral device that is used for the reduction of emergency vacuum and emergency C-sections (Caesarean section) and the reduction of pain sensation during childbirth labor. We entered into a licensing agreement for exclusive patent and trademark rights of Laboraide and all other products created or owned by Medivie UK Limited (“Medivie UK”), in exchange for the majority ownership of our Company. The Company specializes in the development and marketing of oral support devices in several fields, mainly for the childbirth field with the development of “Laboraide” throughout the United States and Canada.

Operating results

Medivie USA Inc., a Nevada corporation that was incorporated on February 24, 2016, is an early stage development company. We had no prior operations prior to March of 2016. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made.

Liquidity and capital resources

Liquidity

We are in the very earliest stages of development and our cash balance is $0 as of March 31, 2016. We will likely have liquidity problems if we cannot raise a significant amount from this Offering or if we need additional funds for our strategic plans. We are not currently subject to any material liens, judgments or settlement obligations.

Sources of Liquidity

We believe that based on our current business plan, the net proceeds from this Offering will be sufficient to fund our currently anticipated cash requirements through 2018, at which point we estimate Company sales will be sufficient to be profitable by the second quarter of 2018 and, thereafter, we believe sales proceeds will finance the Company’s activities.

Plan of Operations

On March 28, 2016, we entered into a licensing agreement with Medivie UK for exclusive perpetual patent and trademark rights to market and distribute Laboraide and Medivie UK’s other products in the United States and Canada. On July 7, 2016, we entered into an Assignment Agreement with Medivie Israel, which assigned to the Company all of the rights and obligations of Medivie Israel under a Master Purchase Order Agreement between Medivie Israel and Toys “R” Us – Delaware Inc., pursuant to which the Company distributes the Laboraide and other products to the Toys “R” Us retail chain.

In the fourth quarter of 2016 we intend to begin sales of the Laboraide product in the U.S. market. The U.S. market is approximately 4 million births per annum, and we intend to penetrate the market with a 0.5% market share rate in 2016, with a steady growth rate to 7.2% in 2020. The selling price was set at a price range of $20 for pharmacy chains & Babies “R” Us, and $55 for online and other sales.

We expect to sell 9,949 units in 12 months, which will result in $251,209 in revenues. After deducting $73,647 for the total cost of goods sold, we expect to make $177,562 in gross profits. We plan to spend approximately $10,000,000 on marketing from 2016 through 2021, with $700,000 of the marketing budget to be allocated to the following 12 months. We also expect to incur approximately $400,000 in general and administrative expenses in the following 12 months. As a result, we will not be profitable in 2016, and do not expect to be profitable in 2017 and the first quarter of 2018. We believe that in 2018 we will begin to generate profits.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (start date)	Approximate hours per week for part-time employees
Benjamin Rael-Brook	Chief Executive Officer Secretary Director	44	March 2016	40

Joshua Rurka	President Treasurer Director	41	January 2016	40

Mark Corrao	Chief Financial Officer	58	June 2016	10

Benjamin Rael-Brook is the Company’s Chief Executive Officer and Secretary, and is a member for the Board of Directors. Mr. Rael-Brook has been a Managing Director at Portslade Enterprises since 2009. He received his MBA degree from Bar-Ilan University, Israel in Finance & International Marketing, and a BA degree from UCLA in Communications.

Joshua Rurka is the Company’s President, Treasurer and Chairman of the Board of Directors. Mr. Rurka is a Founding Partner at Capital International Financial Services LTD since 1998 and the CEO and a director of Medivie Therapeutic LTD since 2014. He is also the sole director of Medivie UK Limited. Mr. Rurka received a BA degree from the Academic College Tel Aviv Yafo, Israel in Economics and Management.

Mark Corrao is the Company’s Chief Financial Officer. He has been a Managing Partner at The CFO Squad since 2013 and the chief financial officer at KannaLife Sciences, Inc. since 2012. From 2010 to 2012, Mr. Corrao was the chief financial officer at Business Efficiency Experts, Inc. Mr. Corrao received a BS degree in Public Accounting from The City University of New York – Brooklyn College.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Company was incorporated in February of 2016, thus, no compensation was paid to Directors or Executive Officers during the last completed fiscal year.

The Company entered into an agreement with Benjamin Rael-Brook, its Chief Executive Officer, on July 1, 2016, pursuant to which Mr. Rael-Brook will be paid $1,500 monthly and 1% equity interest in the Company, in his capacity as CEO, provided that the Company successfully raises at least $1,000,000 in capital and closes on or before March 1, 2017, whether through this Offering or otherwise. The equity portion of Mr. Rael-Brook’s anticipated compensation will be issued from the ownership interest of an existing shareholder.

The Company entered into an agreement with Joshua Rurka, its President, on July 1, 2016, pursuant to which Mr. Rurka will be paid $250,000 annually, in his capacity as President, provided that the Company successfully raises at least $1,000,000 in capital and closes on or before March 1, 2017, whether through this Offering or otherwise.

The Company entered into an agreement with Mark Corrao, its Chief Financial Officer, on June 29, 2016, pursuant to which Mr. Corrao will be paid $500 monthly, in his capacity as CFO, beginning June 29, 2016 and continuing through the completion of this Offering, at which time, the Company will pay Mr. Corrao at a rate agreed upon at such time by the parties.

The Company does not pay its Directors.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, the only outstanding class of our capital stock, as of July 20, 2016, by security holders who beneficially own more than 10% of the outstanding common stock of the Company. None of our executive officers or directors own any shares of our common stock. We believe that each named beneficial owner listed below has sole voting and investment power with respect to the shares listed.

Name and Address(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Medivie U.K.	16,200,000	0	90%
CrowdFondue Inc.	1,800,000	0	10%
Executive officers and directors as a group (3 people)	0	0	0%

Medivie U.K.’s address is The Willows 1, Mark Road, Hemel Hempstead, Herts, United Kingdom, Hp2 7bn. CrowdFondue Inc.’s address is 18 East 41st Street, 14th Floor, New York, NY 10017

INTERESTS OF MANAGEMENT AND

OTHERS IN CERTAIN TRANSACTIONS

Sunny J. Barkats, Esq., from JSBarkats, PLLC a law firm located at 18 East 41st street, 14th fl. New York, NY 10017, is acting as the securities counsel for this Offering and, as part of his legal fees, received 2.5% of the equity in Medivie Israel, provided the Company raises at least $500,000 in this Offering, as well as a cash fee, in each case prior to the Offering and not contingent upon the success of the Offering. The validity of the Shares of common stock offered hereby will be passed upon for us JSBarkats, PLLC.

Joshua Rurka, the Company’s President, Secretary and Chairman of the Board of Directors, is the sole director of Medivie UK Limited, the Company’s majority shareholder.

The Company entered into a commercial lease agreement with Benjamin Rael-Brook, its Chief Executive Officer on March 1, 2016, for the Company’s principal executive office, located at 1319 Maple Street, Los Alamitos, California 90720. Pursuant to the terms of the commercial lease agreement, the monthly rent is $1,800 per month.

The Company’s transfer agent and registrar is the firm V Stock Transfer, LLC. They are located at 18 Lafayette Place, Woodmere, New York 11598. They can be reached at info@vstocktransfer.com or their direct number is (212) 828-8436.

SECURITIES BEING OFFERED

We are authorized to issue 500,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001. As of July 5, 2016, 18,000,000 shares of common stock, and zero shares of preferred stock, were issued and outstanding.

Common Stock

Voting. Each share of common stock shall have one vote per share for all purposes. Our common stock holders are not entitled to cumulative voting for election of the Company’s Board of Directors.

Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, the holders of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the next two years.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Other Rights. Holders of our common stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our common stock. When issued in accordance with our articles of incorporation and applicable law, shares of our common stock are fully paid and not liable to further calls or assessments by the Company.

Preferred Stock

The Company’s Board of Directors is authorized by its articles of incorporation to prescribe a class or series of preferred stock and establish the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series without any further vote or action by our stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any news series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although the Company’s Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, the Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the market price of such stock at such time. The Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by applicable rules, regulations or laws.

Transfer Agent and Registrar

VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598 is the transfer agent and registrar for our common stock.

FINANCIAL STATEMENTS

The financial statements required by Part F/S of this Offering Circular section of Form 1-A are found after the signature page hereto.

PART III – EXHIBITS

Exhibit No.	Description

2.1*	Articles of Incorporation of Medivie USA Inc.

2.2*	Bylaws of Medivie USA Inc.

3.1*	Form of Stock Certificate

4.1*	Form of Subscription Agreement

6.1*	Master Licensing Agreement, dated March 28, 2016, between Medivie USA Inc. and Medivie U.K.

6.2*	Commercial Lease Agreement, dated March 1, 2016, between Medivie USA Inc. and Benjamin Rael-Brook

11.1*	Consent of the auditors

12.1*	Legal Opinion of JSBarkats, PLLC

* Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, August 3, 2016.

MEDIVIE USA INC.

By:	/s/ Benjamin Rael-Brook
Name: Benjamin Rael-Brook
Title: Chief Executive Officer

Name	Title	Date

/s/ Benjamin Rael-Brook	Chief Executive Officer	August 3, 2016
Benjamin Rael-Brook	(principal executive officer) Secretary Director

/s/ Joshua Rurka	President	August 3, 2016
Joshua Rurka	Treasurer
Director

/s/ Mark Corrao	Chief Financial Officer	August 3, 2016
Mark Corrao	(Principal Accounting Officer)

MEDIVIE USA INC.

Financial Statements

as of March 31, 2016

MEDIVIE USA INC.

Financial Statements

as of March 31, 2016

Independent Auditors' Report To the Shareholders of MEDIVIE USA INC.	Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

We have audited the accompanying balance sheet of MEDIVIE USA INC. (the “Company”) as of March 31, 2016, and the related statements of comprehensive loss, changes in stockholders equity and cash flows for the period since the inception, February 24, 2016 until March 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medivie USA, Inc as of March 31, 2016, and the results of its operations and its cash flows for the period since the inception, February 24, 2016 until March 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company have not yet generated any revenues from operations, and therefore is dependent upon external sources for financing its operations. These matters as set forth in Note 1B, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

August 2, 2016

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd

MEDIVIE USA INC.

BALANCE SHEET

(In thousands)

US dollars
March 31,
2016

ASSETS
Current assets
Deferred issuance costs	254
Total assets	254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Other current liabilities	6
Total liabilities	6

Stockholders' equity
Share capital – preferred shares of US$ 0.00001 par value:
Authorized – March 31, 2016 – 10,000,000 shares

Share capital – ordinary shares of US$ 0.00001 par value:
Authorized – March 31, 2016 – 500,000,000 shares
Issued and outstanding – March 31, 2016 – 18,000,000 shares	(* )

Additional paid in capital	260
Receivable in respect of stock issuance	(10)
Accumulated deficit	(2)
Total stockholders’ equity	248

Total liabilities and stockholders’ equity	254

(*)	Less than US$ 1 thousand.

The accompanying notes are an integral part of these financial statements.

MEDIVIE USA INC.

STATEMENT OF COMPREHENSIVE LOSS

(In thousands)

US dollars
For the period February 24 until March 31,
2016

General and administrative expenses	(2)
Loss and comprehensive loss for the period	(2)

The accompanying notes are an integral part of these financial statements.

MEDIVIE USA INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	US dollars (except share data)
	Common Stock Number of shares	Amount		Additional paid in capital	Receivable in respect of stock issuance	Accumulated deficit)	Total Stockholders’ equity

Balance as of February 24, 2016 (date of inception)	-	-		-	-	-	-
16,200,000 common stock issued for cash of US$ 0.00001 per share	16,200,000	(*	)	230	(10)	-	220
Stock based compensation	1,800,000	(*	)	30			30

Comprehensive loss for the period	-	-		-	-	(2)	(2)
Balance as of March 31, 2016	18,000,000	(*	)	260	(10)	(2)	248

(*)	Less than US$ 1 thousand.

The accompanying notes are an integral part of these financial statements.

MEDIVIE USA INC.

STATEMENT OF CASH FLOWS

(In thousands)

US dollars
For the period February 24 until March 31,
2016

Cash flows from operating activities:
Loss for the period	(2)
Adjustments to reconcile net income to net cash from operating activities:
Increase in other current liabilities	2

Net cash used in operating activities	-

Cash flows from financing activities
Deferred issuance costs	(224)
Proceeds from parent company	4
Proceeds from issuance of common stock	220
Net cash used in financing activities	-

Increase in cash and cash equivalents	-
Cash and cash equivalents at beginning of the period	-
Cash and cash equivalents at end of the period	-

Non-cash activities

The Company attributed US$ 30 thousand in respect of share-based compensation against deferred issuance costs.

The accompanying notes are an integral part of these financial statements.

MEDIVIE USA INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1	– GENERAL

A.	MEDIVIE USA INC. (the "Company"), a Nevada corporation incorporated on February 24, 2016, is an early stage development company. The Company is involved in marketing and distributing of Laboraide ("Licensed Product") products in the U.S. through a licensing agreement for exclusive patent and trademark rights with Medivie UK Limited (“Medivie UK”) the parent company. Medivie UK, in its turn, is a wholly owned subsidiary of Medivie Therapeutic Limited, an Israeli public company (“Medivie Israel”).

The Company has been granted with an exclusive, perpetual license to use, copy or display the Trademarks to commercialize the Licensed Product in Canada and the United States ("Territories") by Medivie UK.

In addition, Medivie UK granted an exclusive, perpetual sublicense to the Company, to use the Patents to commercialize the Licensed Product in the aforementioned Territories. In the event that Medivie UK losses Control of the Patents, the sublicense shall automatically expire and be terminated.

Royalties equal to 2% of the net revenues from the sales of the Licensed Product, shall be paid on a quarterly basis by the Company to Medivie UK

B.	Going concern uncertainty

Since its incorporation, the Company did not conduct any material operations and have not yet generated any revenues from operations, and therefore is dependent upon external sources for financing their operations. Until such time as the Company generates sufficient revenue to fund its operations (if ever), the Company plans to finance its operations through the sale of equity or equity-linked securities and/or debt securities and, to the extent available, short term and long term loans. There can be no assurance that the Company will succeed in obtaining the necessary financing to continue its operations as a going concern.

C.	Risk factors

The Company has no operating history upon which an evaluation of the Company`s business can be based. Further, the Company expects to incur substantial operating losses. The Company’s continued existence is dependent upon the Company’s ability to generate profitable operations and to secure the necessary financing to fund the Company’s future operations. The likelihood of the Company’s future success must be considered in light of the Company’s lack of operating history and the Company’s expectation of continued operating losses, as well as the problems, expenses, difficulties, risks and complications frequently encountered in connection with similarly situated companies. There can be no assurance that the Company’s future revenues, if any, will ever be significant or that the Company’s operations will ever be profitable.

D.	The Company has evaluated subsequent events for recognition and disclosure through August 2, 2016, which is the date the financial statements were available to be issued (see Note 3).

NOTE 2	– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

A.	Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. As applicable to these financial statements, the most significant estimates and assumptions relate to the going concern assumptions.

MEDIVIE USA INC.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 2	– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

B.	Functional currency

The functional currency of the Company is the US dollar, which is the currency of the primary economic environment in which it intends to operate. In accordance with ASC 830, “Foreign Currency Matters” (ASC 830), balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of operations, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions are carried as financing income or expenses.

C.	Cash and cash equivalents

The Company considers all short-term investments, which are highly liquid investments with original maturities of three months or less at the date of purchase, to be cash equivalents.

D.	Deferred issuance costs

Incremental costs directly attributable to a proposed or actual offering of securities are deferred and presented in the balance sheet as "Deferred issuance costs". Such costs are charged against the gross proceeds of the offering upon its completion.

Such costs will be expensed, in the event of a non-execution of the offering.

E.	Stock-based compensation

Stock based compensation to employees is recognized in the statement of operations as an operating expense, based on the fair value of the award on the date of grant. The fair value of stock-based compensation is estimated using the Black Scholes option-pricing model.

The Company applies ASC 505-50, "Equity-Based Payments to Non-Employees" ("ASC 505-50") with respect to stock based compensation issued to non-employees which requires to measure the fair value of the shares, options or warrants granted (as applicable to the relevant grant), at the measurement date, based on the fair value of the consideration received (goods or services) or the fair value of the equity instruments issued, whichever is more reliably measurable.

F.	Fair value of financial instruments

ASC Topic 825-10, "Financial Instruments" defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company. The Company considers the carrying amount of the other current assets to approximate their fair values due to the short term maturities of such financial instruments. ASC Topic 825-10, establishes the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3 - Unobservable inputs are used when little or no market data is available. Level 3 inputs are considered as the lowest priority under the fair value hierarchy.

MEDIVIE USA INC.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 2	– SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

G.	Recently issued accounting pronouncements

1.	Accounting Standard Update 2014-09, “Revenue from Contracts with Customers”

In May 2014, the FASB issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09").

ASU 2014-09 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. ASU 2014-09 also requires entities to disclose sufficient information, both quantitative and qualitative, to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

An entity should apply the amendments in this ASU using one of the following two methods: 1. Retrospectively to each prior reporting period presented with a possibility to elect certain practical expedients, or, 2. Retrospectively with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. If an entity elects the latter transition method, it also should provide certain additional disclosures.

For a nonpublic entity, the amendments in ASU 2014-09 are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019 (2019 annual financial statements for the Company). Early application is not permitted.

The Company is in the process of assessing the impact, if any, of ASU 2014-09 on its consolidated financial statements.

2.	Accounting Standards Update 2014-15, “Presentation of Financial Statements—Going Concern”

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ("ASU 2014-15").

ASU 2014-15 provide guidance on management’s responsibility in evaluating whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable).

ASU 2014-15 also provide guidance related to the required disclosures as a result of management evaluation.

The amendments in ASU 2014-15 are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted.

The Company is in the process of assessing the impact, if any, of ASU 2014-15 on its financial statements or related disclosures.

MEDIVIE USA INC.

NOTES TO FINANCIAL STATEMENTS (cont.)

NOTE 3	– EVENTS DURING THE REPORTED PERIOD

A.	On February 24, 2016 (inception of the Company), the Company issued 16,200,000 of its ordinary shares for a total consideration of US$ 230,000 (90% of the shares), of which US$ 10,000 was not paid until the approval of the financial statements and accordingly was presented as a deduction of stockholders’ equity under the caption "Receivable in respect of stock issuance".

B.	Upon its inception, the Company granted 10% of its common shares to a third party service provider as a compensation for future services to be received by the company, in connection with a planned equity offering. In accordance with the provisions of ASC Topic 550-50, Equity-Based Payments to Non-Employees, the Company measured the shares granted based on an estimate of the fair value of the services to be received, as such fair value was determined as more reliably measurable than the fair value of the equity instruments issued. The fair value estimate of the shares that was measured of US$ 30,000, was recorded as part of the Deferred issuance costs with corresponding amount in equity. As such compensation was granted in connection with a planned offering of ordinary shares, the transaction did not affect profit or loss.

NOTE 4	– COMMITMENTS

On March 1, 2016, the Company signed a lease agreement with a related party for an "Initial Term" beginning March 1, 2016 and ending February 28, 2017. The Company shall pay a monthly fee of US$ 1,800 which will be paid retroactively to the landlord after the REG A + capital raising is concluded.

NOTE 5	– SUBSEQUENT EVENTS

A.	On July 7, 2016, the Company entered into an Assignment Agreement with Medivie Israel, which assigns to the Company all of the rights and obligations of Medivie Israel under a Master Purchase Order Agreement between Medivie Israel and Toys “R” Us – Delaware Inc., pursuant to which the Company distributes the Laboraide and other products to the Toys “R” Us retail chain.

B.	On July 1, 2016 the Company entered into an agreement with Benjamin Rael-Brook, the CEO of the Company. Pursuant to the agreement, the Company shall pay the CEO a salary of $1,500 per month. Also, the Company shall grant the CEO a 1% equity interest in the Company, provided however, that such shares of the Company’s common stock shall be restricted and shall be issued from Medivie UK’s equity ownership in the Company. The compensation described above, is contingent to, and shall not be paid unless and until the Company successfully raises and closes on or before March 1, 2017, a minimum of $1,000,000 in capital.

C.	On July 1, 2016, the Company entered into an agreement with Joshua Rurka, the Company's President. Pursuant to the agreement, the Company shall pay the President an annual salary of $250,000. However, such annual salary is contingent to, and shall not be paid unless and until the Company successfully raises and closes on or before March 1, 2017, a minimum of $1,000,000 in capital.

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